Exhibit 99.1

Unigene Divests Non-Core Asset and Focuses Resources on High Valuation Drug Development and Peptide Drug Delivery Opportunities - Assigns Site Directed Bone Growth Patent Portfolio to Leading Researcher

Company continues execution of targeted growth strategy focusing on proprietary drug development for metabolic disease and the oral delivery of peptides via validated, industry leading delivery technology
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September 21, 2011 – Boonton, NJ – Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced today that the Company divested its non-core asset, Site Directed Bone Growth (SDBG) by assigning seven patent applications to Kieran Murphy, LLC.  In addition, Unigene terminated an Exclusive License Agreement and Consulting Agreement with Kieran Murphy, LLC, as well as a License Option Agreement and Research Agreement with Yale University.  In exchange for the assignment of the patents, Unigene will receive sales royalties in excess of seven percent (7%) and will receive forty percent (40%) of any future licensing revenue and/or forty percent (40%) of all considerations received upon the subsequent sale of the SDBG patent portfolio by Kieran Murphy, LLC.

Kieran Murphy, LLC is a development stage company founded by the internationally renowned clinical key opinion leader Dr. Kieran Murphy. Dr. Murphy is the Vice Chair and Chief of Medical Imaging at the University of Toronto in Toronto, Ontario. He recently left Johns Hopkins Hospital where he was the Director of Interventional Neuroradiology from 1998 to 2008. He has published over 100 peer-reviewed articles and has over 50 patents pending or issued worldwide. He is considered to be one of the most innovative specialists in the use of radiology guidance in the treatment of vascular brain and spinal disorders.

Dr. Murphy stated, “I recognize the tremendous value in the Site Directed Bone Growth Program and also recognized Unigene’s need to focus on the strength of its oral delivery platform and cleanly exit the collaboration we began several years ago.”  Murphy added, “With the IP necessary to exploit this invention squarely in the hands of my company, we will quickly be able to move SDBG into a proof of concept study in a target population investigating the effect of bone compatible cements in combination with a bone anabolic agent on new bone growth in vertebral body adjacent to a vertebra undergoing vertebroplasty.  Once the relevance and superiority of this approach is established, our intent is to identify and license potential partners within the medical device space who recognize how important the addition of a biologic is to the surgical outcome.”

Greg Mayes, Vice President of Corporate Development and General Counsel of Unigene, stated, “SDBG was the one remaining non-core asset that did not fit Unigene’s high valuation drug development and oral peptide drug delivery strategy.  We have now found an excellent home for this otherwise valuable asset.  We have every confidence that Dr. Murphy will apply the right resources and expertise to quickly demonstrate proof of concept and license out the opportunity to one or more competent commercialization partners.  With more than 7% royalties and 40% of any licensing or sales proceeds, Unigene will more than recoup what it has invested in the SDBG program to date and should ultimately secure a satisfactory return on its investment.  We wish Dr. Murphy every success with the Program.”

In divesting its SDBG patent portfolio, Unigene also terminated its License Option Agreement and Research Agreement (which expired May 31, 2010) with Yale University.  Unigene had previously been working with Yale Professor Agnes Vignery and filed a number of patent applications covering the SDBG Patent Portfolio.  Unigene has terminated these agreements and returned a number of patent applications to Yale University.

About Unigene Laboratories, Inc
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.
Unigene’s technologies have extensive clinical and partner validation.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward- looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com / amielach@tiberend.com